CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional
Information constituting parts of this Post-Effective Amendment No.23 to the registration statement on Form N-1A (the “Registration Statement”) of our report dated October 18, 2016, relating to the financial statements and financial highlights appearing in the August 31, 2016 Annual Report to
Shareholders of Vanguard Market Liquidity Fund and Vanguard Municipal Cash Management Fund
(comprising Vanguard CMT Funds), which report is also incorporated by reference into the
Registration Statement. We also consent to the references to us under the heading “Financial
Highlights” in the Prospectuses and under the headings “Financial Statements” and “Service
Providers—Independent Registered Public Accounting Firm” in the Statement of Additional
Information.

/s/ PricewaterhouseCoopers LLP
Philadelphia, PA
December 21, 2016